NNinvestment partners

(d)(3)(i)

Voya Investments, LLC

7337 East Doubletree Ranch Road,

Suite 100 Scottsdale, AZ 85258-2034

Attention: Todd Modic

ReTermination letter	Date June 15, 2022
Page 1 of 1
Dear Sir or Madam:

This letter is to inform you that the Sub-Advisory Agreement, dated April 11, 2022, between Voya Investments, LLC ("VIL") and NNIP Advisors B.V. ("NNIP") (the "Agreement") will terminate in alignment with Section 18 of the Agreement as agreed between VIL and NNIP, effective at the close of business on the date following the end of a 90 days period after the date of this letter.

VIL reserves the right to seek termination of the Agreement prior to the expiry of the 90 days period mentioned above. VIL will send a prior notice to NNIP regarding such earlier termination.

We would like thank you for your business and hope to continue our partnership in the future.

Very truly yours,

NNIP Advisors B.V.

By; /s/ Edwin Rietkerk	By: /s/ Martijn Christian Maria Canisius
Name: Edwin Rietkerk	Name: Martijn Christian Maria Canisius
Title:	Title: